UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2011

DCT INDUSTRIAL TRUST INC.

(Exact name of registrant as specified in its charter)

Maryland	001-33201	82-0538520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800

Denver, CO 80202

(Address of principal executive offices)

(303) 597-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 8, 2011, we issued a press release entitled “DCT INDUSTRIAL TRUST INC. REPORTS FOURTH QUARTER AND 2010 FULL-YEAR RESULTS” which sets forth disclosure regarding our results of operations for the fourth quarter ended December 31, 2010. A copy of this press release as well as a copy of the supplemental information referred to in the press release have been made available on our website and are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference. This Item 2.02 and the attached exhibits 99.1 and 99.2 are provided under Item 2.02 of Form 8-K and are furnished to, and shall not be deemed to be “filed” with, the Securities and Exchange Commission.

DCT Industrial Trust Inc. will hold a conference call on Wednesday, February 9, 2011, at 11:00 AM Eastern time at which management will discuss fourth quarter 2010 results. You may join the conference call through a live Internet webcast via DCT Industrial’s website at http://www.dctindustrial.com by clicking on the webcast link in the Investor Relations page of the website. Alternatively, you may join the conference call by telephone by dialing (877) 317-6789 or (412) 317-6789. If you wish to participate, please call approximately five minutes before the conference call is scheduled to begin. If you are unable to join the live conference call, you may access the webcast replay for at least 30 days on DCT Industrial’s website. A telephone replay will be available through April 12, 2011 following the call by dialing (877) 344-7529 or (412) 317-0088 and using the passcode 447119. Please note that the full text of the press release and supplemental schedules are available through DCT Industrial’s website at http://www.dctindustrial.com. The information contained on DCT Industrial’s website is not incorporated by reference herein.

Set forth below are several non-GAAP financial measures that are included in the attached press release together with the most directly comparable GAAP financial measure.

For the three months ended December 31, 2010, Net Loss Attributable to Common Stockholders was $11.2 million, or $0.05 per diluted common share. In our press release referred to above, we disclose Funds From Operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), as adjusted for impairment losses and acquisition costs, to be $23.9 million, or $0.10 per diluted common share and unit for the three months ended December 31, 2010. In our press release, we also disclose FFO including impairment losses and acquisition costs of $5.3 million, or $0.08 per diluted common share and unit for the three months ended December 31, 2010. For the three months ended December 31, 2009, Net Loss Attributable to Common Stockholders was $3.8 million, or $0.02 per diluted common share. For the three months ended December 31, 2009, FFO, as adjusted was $26.9 million, or $0.11 per diluted common share and unit.

For the year ended December 31, 2010, Net Loss Attributable to Common Stockholders was $37.8 million, or $0.18 per diluted common share. For the year ended December 31, 2010, FFO adjusted for impairment losses, debt modification costs, and acquisition costs was $93.0 million, or $0.39 per diluted common share and unit. FFO including impairment losses of $12.0 million, debt modification costs of $1.1 million and acquisition costs of $1.2 million was $0.33 per diluted common share and unit during the year ended December 31, 2010. For the year ended December 31, 2009, Net Loss Attributable to Common Stockholders was $18.6 million, or $0.10 per diluted common share. For the year ended December 31, 2009, FFO, as adjusted was $112.4 million or $0.50 per diluted common share and unit.

For the three months ended December 31, 2010, Loss From Continuing Operations was $12.1 million. In our press release referred to above, we disclose our net operating income, or NOI, to be $43.0 million for the same period in 2010. For the three months ended December 31, 2009, Loss From Continuing Operations was $3.8 million. In our press release referred to above, we disclose our NOI to be $43.9 million for the same period in 2009. For the year ended December 31, 2010, Loss From Continuing Operations was $40.2 million.

For the three months ended December 31, 2010, our Loss From Continuing Operations increased $8.3 million from a loss of $3.8 million for the three months ended December 31, 2009 to a loss of $12.1 million for the same period in 2010. In our press release referred to above, we disclose that our same store NOI excluding lease termination fees for the three months ended December 31, 2010 decreased 5.7% compared to the same period in 2009 and decreased 6.7% on a cash-adjusted basis.

Our percentage of debt to total assets was 44.5% and 42.7% at December 31, 2010 and December 31, 2009, respectively. In our press release referred to above, we disclose that the percentage of net debt to book value of total assets, excluding cash and accumulated depreciation and amortization, was 37.0% and 36.1%, for the same periods. We believe that this percentage, calculated using debt, reduced for existing cash balances and total assets, excluding accumulated depreciation and amortization, is a useful supplemental measure of our leverage. The market value of real estate assets often does not decline in the formulaic manner in which depreciation and amortization accrues with respect to those assets for GAAP accounting purposes. Accordingly, we believe that providing a supplemental measure of our leverage, reduced for existing cash balances, based on the book value of our total assets, excluding existing cash balances and the cumulative effect of these depreciation and amortization accruals, provides investors with a useful supplemental measure of our leverage.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press release dated February 8, 2011 and entitled “DCT INDUSTRIAL TRUST INC. REPORTS FOURTH QUARTER AND 2010 FULL-YEAR RESULTS”

99.2	Supplemental information entitled “DCT INDUSTRIAL FOURTH QUARTER 2010 SUPPLEMENTAL REPORTING PACKAGE”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.

February 8, 2011	By:	/s/ PHILIP L. HAWKINS
	Name:	Philip L. Hawkins
	Title:	President and Chief Executive Officer